EXHIBIT 99.2

Contact:
T.C. Robillard
Vice President, Investor Relations
tc.robillard@carters.com

Carter’s, Inc. Evolves Leadership Structure to Advance Growth Strategy by
Driving Improved Alignment Across Product, Sales, Brand, Operations

Announces new Chief Product Officer after thorough search
Creates Chief Commercial Officer role, combining management of retail and wholesale businesses

Forms standalone Chief Operating Officer role to strengthen and streamline operational execution

Elevates roles and expands responsibilities of Brand and Strategy leaders

ATLANTA, October 30, 2026 – Carter’s, Inc. (NYSE:CRI), the market share leader and the most iconic and enduring children’s apparel company, today announced the strategic evolution of its corporate leadership structure designed to advance its growth strategy. In addition to securing a new Chief Product Officer, changes include new and expanded roles for several executives, including the creation of a Chief Commercial Officer role, as well as a standalone Chief Operating Officer role. These positions will report to Chief Executive Officer & President Sharon Price John, who joined Carter’s, Inc. in June, and are designed to better align the business functions with its strategy to accelerate profitable growth by leveraging Carter’s core competencies and assets to harness the power of its iconic brands, further engage and elevate its trusted relationship with consumers and more synergistically execute with an innovative, data-driven lens.
“Carter’s is a diversified company with a rich history spanning over 160 years, with brands that families have trusted for generations. However, to meet today’s consumers where they are and better serve them, we need to evolve,” said Ms. John. “Today we announced key changes to our leadership structure to better connect our businesses, strengthen accountability, and advance our growth strategy. Aligning our structure with our go-forward strategy is an important step toward becoming a more consumer-centric, brand-building, data-driven company that is positioned to consistently deliver profitable growth and increased value to our stakeholders.”

The new structure organizes Carter’s leadership across product, commercial operations, strategy and consumer insights, and brand under the following executives:
•Chief Product Officer: Maria Gemzell
•Chief Commercial Officer: Allison Peterson
•Chief Strategy and Business Development Officer: Emily Evert
•Chief Brand Officer: Sarah Crockett
In addition, Carter’s is commencing a search for a standalone Chief Operating Officer. Richard Westenberger, currently Chief Financial Officer and Chief Operating Officer, will continue to serve as Chief Financial Officer, and together with Antonio Robinson, Chief Administrative and Compliance Officer, Corporate Secretary, these executives comprise Carter’s go-forward leadership team.
Elevating Product
Product is at the heart of the trust families place in Carter’s. Given the varied needs of its customers and the consistently shifting landscape, the Company is evolving its product organization and its processes. Maria Gemzell is expected to join Carter’s as Chief Product Officer in early 2027, leading design, merchandising, licensing, and product development. Gemzell joins Carter’s from H&M’s headquarters in Stockholm, Sweden, one of the world’s leading fashion retailers, where she oversaw strategic and new product initiatives. She brings valuable experience and a global perspective to the Company that will help develop products that appeal to today’s consumers and meet the needs of both its Wholesale and Direct-to-Consumer businesses.
Coordinating the North American Commercial Organization
As consumers have become more channel agnostic, the Company is evolving its commercial organization to ensure a seamless shopping experience. Allison Peterson, who joined Carter’s in 2024, has been appointed to the newly created role of Chief Commercial Officer, where she will oversee the North American Retail and Wholesale businesses. By consolidating its commercial operations under Peterson, Carter’s is simplifying its commercial structure across the U.S., Canada, and Mexico, strengthening its go-to-market approach through improved channel coordination, better leveraging its scale and cross-market insights, and creating clearer accountability for business performance.
In connection with this new commercial structure, Julie D’Emilio, currently Carter’s Chief Sales Officer, has decided to retire from the Company and will serve as an advisor through year-end to ensure a seamless transition.

Connecting Strategy, Insights and Growth
Emily Evert, Chief Strategy and Business Development Officer, will have expanded responsibility to lead a unified global consumer insights function as well as new responsibility for the Company’s International business. A coordinated strategy and global consumer-insights function positions the Company to translate strategy into better results by providing a deeper understanding of the consumer, more informed decision-making capabilities, and the ability to more quickly identify growth opportunities, including international expansion.
Strengthening the Brand Organization
Sarah Crockett, who joined Carter’s in 2025, has been appointed to the role of Chief Brand Officer. With brand-building as a core tenet of its growth strategy, the Company is evolving its Brand organization to better connect brand strategy, marketing and consumer engagement with its product and go-to-market capabilities to drive consistent profitable growth.
Advancing Operational Execution
Carter’s is creating a standalone Chief Operating Officer role to provide dedicated leadership and clear accountability for the operations that bring its products to the families it serves. The role will focus on strategically leveraging technology and data with the goal of modernizing Carter’s operations, improving efficiency, and building a scalable foundation for profitable growth. The Company has commenced a search for the role.
Karen Smith, Carter’s Chief Supply Chain Officer, will retire in March 2027 after serving Carter’s for almost five years and more than 35 years in the apparel industry. Ms. Smith informed the Company of her decision to retire in February 2026 and will continue to serve in her role through her retirement date to ensure a seamless transition.
Ms. John commented: “I would like to welcome Maria to Carter’s as well as congratulate Allison, Emily and Sarah on their expanded roles. I would also like to acknowledge and thank Julie for the lasting impact she has made on our sales organization and customer relationships over her 20 years with the Company as well as Karen for her leadership of our supply chain and her deep commitment to the families we serve. We wish Julie and Karen the very best in their retirements from Carter’s.”

About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico, and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics, Otter Avenue, a toddler-focused apparel brand, and sustainable materials and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.